For Immediate Release                                                           News Announcement

Patriot Capital Funding Reports 2008 Fourth Quarter and Year-End Results

WESTPORT, CT – March 16, 2009 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) today announced results for the three-month period and the year ended December 31, 2008.

2008 Fourth Quarter Summary

•	Total investment income of $10.2 million

•	Net investment income of $6.0 million, or $0.29 per basic and diluted share

•	Net loss of $16.9 million, or a loss of $0.81 per basic and diluted share

•	Originated approximately $22.5 million in new gross investment commitments

•	Net asset value per share of common stock at December 31, 2008 was $8.65, as compared to $9.74 at September 30, 2008 and $10.73 at December 31, 2007

Portfolio Activity

During the 2008 fourth quarter, we acted as lead arranger and administrative agent on a $32.5 million financing to a leading provider of services for the biomedical research industry. We committed $22.5 million to the financing, which was comprised of senior and subordinated debt and an equity investment, and we syndicated the remaining $10.0 million, which was comprised of senior secured debt, to another financial institution. We funded $21.3 million of our commitment at closing.

Also during the 2008 fourth quarter:

•	We received proceeds of $1.4 million in conjunction with the sale of our senior secured term loan in a publisher of textbooks and educational materials. We realized a loss of approximately $459,000 upon the sale.

•	We received proceeds of $1.4 million in conjunction with the sale of our senior secured term loan in a provider of electrical services. We realized a loss of approximately $446,000 upon the sale.

Subsequent to the 2008 fourth quarter we received proceeds of $3.9 million in connection with the full repayment of our senior subordinated debt investment in a distributor of automotive oils, chemicals and parts. No realized gain or loss was recorded as a result of this paydown.

Portfolio Yield

The weighted average yield on all of our debt investments for the year ended December 31, 2008 was
12.1%, as compared to a weighted average yield of 12.4% for the year ended December 31, 2007.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At December 31, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $82.2 million (26.7% of the total portfolio)
Investment Rating 2 investments totaled $184.5 million (59.9% of the total portfolio)
Investment Rating 3 investments totaled $21.3 million (6.9% of the total portfolio)
Investment Rating 4 investments totaled $8.5 million (2.7% of the total portfolio)
Investment Rating 5 investments totaled $11.6 million (3.8% of the total portfolio)

At December 31, 2008, we had loans from three of our portfolio companies on non-accrual status.  At December 31, 2007, none of our loans were on non-accrual status.

Liquidity and Capital Resources

At December 31, 2008, we had cash and cash equivalents of $6.4 million, total assets of $354.3 million and net assets of $180.1 million. We had $162.6 million of borrowings outstanding at December 31, 2008 under our second amended and restated securitization revolving credit facility (the “Credit Facility”). Currently, we are in compliance with the terms of the Credit Facility. At December 31, 2008, the interest rate on our Credit Facility was 3.6% and our regulatory asset coverage was 211%. We are required to maintain regulatory asset coverage of at least 200%.

Since the turmoil in the financial markets began in mid-2007, we have taken a number of steps to help ensure the continued availability of liquidity, including largely curtailing investment originations that fall outside the parameters of the Credit Facility. However, in light of the recent worsening of the conditions in the financial markets and the U.S. economy overall, we are considering other measures to help ensure adequate liquidity, including the sale of selected portfolio investments, forming and licensing a Small Business Investment Company subsidiary, further operating expense reductions, lowering our dividends and availing ourselves to a recent IRS revenue procedure that will allow us to maintain our regulated investment company tax status through the payment of a dividend partly in cash and partly in shares of our common stock.

Moreover, we are currently negotiating the renewal of the liquidity facility, which matures in April 2009, supporting our Credit Facility with our lenders.  In the event that our lenders do not renew the liquidity facility, the terms of the Credit Facility require that all principal and interest collected from the debt investments secured by the Credit Facility must be used to pay down amounts outstanding under the Credit Facility by April 2011.  Because substantially all of our debt investments are secured by our Credit Facility, we cannot provide any assurance that we would have sufficient cash and liquid assets to fund normal operations and dividend distributions to our stockholders during the period of time when we are required to repay amounts outstanding under the Credit Facility if such amounts became due.  If the liquidity facility is not renewed, we believe that we may be able to negotiate an arrangement with the lenders of the Credit Facility for repayment terms that do not require us to use all principal and interest collected from the debt investments secured by the Credit Facility to pay down amounts outstanding thereunder.  Such an arrangement may allow us to continue to operate our business in a more normal manner while we pay down the outstanding balance under the Credit Facility.

Our lenders have provided us with a term sheet that outlines the terms and conditions under which they would consider renewing the liquidity facility. Because the term sheet is non-binding and remains subject to credit approval of each lender and satisfactory documentation, there is no assurance that the liquidity facility will be renewed. As a result of the uncertainty surrounding the renewal of the liquidity facility, our independent registered public accounting firm is expected to include an explanatory paragraph in its 2008 audit opinion that expresses substantial doubt about our ability to continue as a going concern.

Dividend Information

Historically, our board of directors has declared our quarterly dividends prior to the completion of the fiscal quarter to which such dividends relate. However, our board of directors has postponed making a decision regarding the declaration of our first quarter 2009 dividend until we have more information on whether the liquidity facility will be renewed. Moreover, in light of the unprecedented uncertainty regarding the financial markets and the economy, our board of directors is considering whether to alter its existing dividend declaration practice and declare dividends subsequent to the completion of the fiscal quarter to which such dividends relate.

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2008 Fourth Quarter Conference Call/Webcast Information
Conference Call: Dial-in Number: Call Replay Until: Replay Number: Replay Access Code: Webcast: Web Replay:	Today – March 16, 2009 at 8:30 a.m. EDT 800/771-7941 March 18, 2009 at 10:30 a.m. EDT 800/633-8284 21416961 www.patcapfunding.com 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of generally up to $3.0 million and investments in broadly syndicated loans.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the liquidity facility and the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Investments at fair value:
Non-control/non-affiliate investments ($269,577,008 – 2008, $294,686,727 - 2007)	$240,486,620	$290,225,759
Affiliate investments (cost of $53,129,533 – 2008, $86,577,905 – 2007)	51,457,082	85,171,605
Control investments (cost of $43,192,484 – 2008, $6,980,389 – 2007)	30,427,046	9,328,389

Total investments	322,370,748	384,725,753
Cash and cash equivalents	6,449,454	789,451
Restricted cash	22,155,073	10,487,202
Interest receivable	1,390,285	1,758,954
Other assets	1,897,086	617,448

TOTAL ASSETS	$354,262,646	$398,378,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$162,600,000	$164,900,000
Interest payable	514,125	821,124
Dividends payable	5,253,709	6,814,650
Accounts payable, accrued expenses and other	5,777,642	4,245,350

TOTAL LIABILITIES	174,145,476	176,781,124

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, $.01 par value, 49,000,000 shares authorized;
20,827,334 and 20,650,455 shares issued and outstanding at
at December 31, 2008, and December 31, 2007, respectively	208,274	206,504
Paid-in capital	234,385,063	233,722,593
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(1,758,877)	(2,824,651)
Net realized loss on investments	(4,053,953)	(3,171,365)
Net unrealized depreciation on interest rate swaps	(3,097,384)	(762,365)
Net unrealized depreciation on investments	(43,653,892)	(3,660,971)

TOTAL STOCKHOLDERS’ EQUITY	180,117,170	221,597,684

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$354,262,646	$398,378,808

NET ASSET VALUE PER COMMON SHARE	$8.65	$10.73

Certain prior period amounts have been reclassified to the current presentation.

Patriot Capital Funding, Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2008	2007	2008	2007

INVESTMENT INCOME
Interest and dividends:
Non-control/non-affiliate investments	$7,351,849	$8,565,426	$29,261,759	$31,729,397
Affiliate investments	1,496,905	1,899,496	8,504,451	4,947,294
Control investments	728,766	178,382	2,373,877	470,584

Total interest and dividend income	9,577,520	10,643,304	40,140,087	37,147,275

Fees
Non-control/non-affiliate investments	465,563	349,879	809,113	1,080,929
Affiliate investments	73,469	43,475	432,435	93,419
Control investments	54,328	6,250	168,065	106,013

Total fee income	593,360	399,604	1,409,613	1,280,361

Other investment income:
Non-control/non-affiliate investments	-	99,771	300,076	534,901
Affiliate investments	-	—	307,245	—
Control investments	-	—	142,383	—

Total other investment income	-	99,771	749,704	534,901

Total Investment Income	10,170,880	11,142,679	42,299,404	38,962,537

EXPENSES
Compensation expense	532,752	1,526,490	3,973,030	5,410,075
Interest expense	2,383,965	2,205,408	8,158,473	7,421,596
Professional fees	624,400	222,644	1,635,519	887,021
General and administrative expense	666,875	680,987	2,807,113	2,498,724

Total Expenses	4,207,992	4,635,529	16,574,135	16,217,416

Net Investment Income	5,962,888	6,507,150	25,725,269	22,745,121

NET REALIZED GAIN AND (LOSS) AND NET UNREALIZED APPRECIATION (DEPRECIATION)
Net realized gain (loss) on investments – non-control/non-affiliate investments	(904,726)	—	(990,993)	91,601
Net realized gain on investments – affiliate investments	-	—	458,405	—
Net realized loss on investments – control investments	-	—	(350,000)	—
Net unrealized depreciation on investments -
non-control/non-affiliate investments	(12,210,075)	(2,996,224)	(22,894,683)	(4,620,406)
Net unrealized depreciation on investments – affiliate investments	(1,143,006)	(288,200)	(9,613,047)	(1,365,300)
Net unrealized appreciation (depreciation) on investments – control investments	(6,272,559)	653,800	(7,485,191)	2,348,000
Net unrealized depreciation on interest rate swaps	(2,369,791)	(515,790)	(2,335,019)	(775,326)

Net Realized Gain (Loss) and Net Unrealized Appreciation (Depreciation)	(22,900,157)	(3,146,414)	(43,210,528)	(4,321,431)

NET INCOME (LOSS)	$(16,937,269)	$3,360,736	$(17,485,259)	$18,423,690

Earnings (loss) per share, basic	$(0.81)	$0.16	$(0.84)	$0.99

Earnings (loss) per share, diluted	$(0.81)	$0.16	$(0.84)	$0.98

Weighted average shares outstanding, basic	20,806,978	20,589,650	20,713,540	18,670,904

Weighted average shares outstanding, diluted	20,806,978	20,748,959	20,713,540	18,830,213

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Norberto Aja Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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